Exhibit 12.1

Electronics for Imaging, Inc.

Computation of Ratio of Earnings to Fixed Charges

(In thousands)

						Quarter Ending
	Year Ending December 31,					March 31, 2006	June 30, 2006
	2001	2002	2003	2004	2005
Income (loss) from continuing operations before income taxes	$60,372	$22,811	$41,328	$24,228	$(3,244)	$14,787	$16,662

Fixed Charges:
Interest expense (including capitalized interest)	1,229	22	2,886	5,632	5,010	1,251	1,252
Interest relating to rental expense (1)	3,644	2,853	2,141	2,584	4,079	1,314	1,323

Total Fixed Charges	4,873	2,875	5,027	8,216	9,089	2,565	2,575

Earnings available for fixed charges	$65,245	$25,686	$46,355	$32,444	$5,845	$17,352	$19,237

Ratio of earnings to fixed charges	13.39	8.93	9.22	3.95	0.64	6.76	7.47

(1)	The representative interest portion of rental expense was deemed to be one- third of all rental expense, except for the rental expense related to the off-balance sheet financing leases, as described in the footnotes to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 which was deemed to be all interest.